Exhibit 99.1

VistaGen Therapeutics and University Health Network (Toronto) Extend Broad Stem Cell Alliance and Expand Scope of Collaborative Research

SOUTH SAN FRANCISCO, CA -- (Marketwire) -- 11/17/11 -- VistaGen Therapeutics, Inc. (OTCBB: VSTA), a biotechnology company applying stem cell technology for drug rescue and cell therapy, and the University Health Network (UHN), one of Canada's largest research hospitals, have expanded their existing collaborative pluripotent stem cell research and development program, and extended it through September 2017.

In 2007, VistaGen and Dr. Gordon Keller, head of UHN's McEwen Centre for Regenerative Medicine in Toronto, agreed to combine Dr. Keller's human pluripotent stem cell biology expertise with VistaGen's proprietary Human Clinical Trials in a Test Tube™ stem cell technology platform. The platform delivers clinically relevant indications of how humans will respond to new drug candidates early in the drug development process. Dr. Ralph Snodgrass, VistaGen's President and Chief Scientific Officer, and Dr. Keller, who is chairman of VistaGen's Scientific Advisory Board, co-founded VistaGen in 1998, with the goal of using stem cell technologies to transform the way new drugs are discovered and developed.

"Our unique relationship with UHN and Dr. Keller is dynamic, innovative and directly supports the drug rescue capabilities of our Human Clinical Trials in a Test Tube™ platform," said Shawn Singh, VistaGen's Chief Executive Officer. "This research partnership gives us direct access to cutting-edge stem cell research conducted by one of the world's leading stem cell researchers at one of the world's top stem cell research institutions."

Dr. Christopher Paige, UHN's Vice President, Research, said, "We are very pleased with the progress Dr. Keller's lab and VistaGen are making in our cooperative research effort. VistaGen's support of Dr. Keller and his team, and its commitment to commercializing these technologies, give us confidence that we will soon see the remarkable promise of our collaborative stem cell research translated into therapeutic realities that will improve patients' lives."

The amended UHN agreement includes five key programs that will further support VistaGen's core drug rescue initiatives and potential cell therapy applications.

Research conducted at UHN and VistaGen labs will include the development of stem cell-based drug discovery and drug rescue technologies, using mature cardiac, liver and pancreatic beta-islet, blood and cartilage cells. The program will also focus on large-scale production of these cell types, each derived from human-induced pluripotent stem cells (hiPS cells), which are potentially suitable for in vivo transplantation studies and cell therapy applications.

Additionally, VistaGen and UHN scientists plan to further enhance current methods used to produce cell types derived from both human embryonic stem cells (hES cells) and hiPS cells. The research alliance also aims to establish preclinical proof-of-concept for the use of iPS cell-derived articular chondrocytes for cell therapy repair and regeneration of autologous cartilage, as well as the use of iPS cell-derived precursor cells to produce lymphocytes, granulocytic cells, red cells and blood platelets.

About VistaGen Therapeutics

VistaGen is a biotechnology company applying human pluripotent stem cell technology for drug rescue and cell therapy. Drug rescue involves the combination of human pluripotent stem cell technology with modern medicinal chemistry to generate new chemical variants of once promising small molecule drug candidates that pharmaceutical companies have discontinued during preclinical or early clinical development due to heart or liver toxicity, despite positive efficacy data demonstrating their potential therapeutic and commercial benefits. VistaGen plans to use its pluripotent stem cell technology to generate early indications, or predictions, of how humans will ultimately respond to new drug candidates before they are ever tested in humans.

In parallel with its drug rescue activities, VistaGen is funding early-stage nonclinical studies focused on potential cell therapy applications of its Human Clinical Trials in a Test Tube™ platform.

Additionally, VistaGen will begin a Phase 1b clinical study of AV-101, a small molecule drug candidate for treatment of neuropathic pain, before the end of 2011. This study includes testing AV-101 in healthy volunteers using the intradermal capsaicin model of neuropathic pain. Neuropathic pain, a serious and chronic condition causing pain after an injury or disease of the peripheral or central nervous system, affects approximately 1.8 million people in the U.S. alone. VistaGen plans to initiate Phase 2 clinical studies of AV-101 in the fourth quarter of 2012. VistaGen is also exploring additional opportunities to leverage its current Phase 1 clinical program to enable additional Phase 2 clinical studies of AV-101 for epilepsy, Parkinson's disease and depression. To date, VistaGen has been awarded over $8.5 million from the U.S. National Institutes of Health (NIH) for development of AV-101.

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Cautionary Statement Regarding Forward Looking Statements

The statements in this press release that are not historical facts may constitute forward-looking statements that are based on current expectations and are subject to risks and uncertainties that could cause actual future results to differ materially from those expressed or implied by such statements. Those risks and uncertainties include, but are not limited to, risks related to regulatory approvals and the success of VistaGen's ongoing clinical studies, including the safety and efficacy of its drug candidate, AV-101, the failure of future drug rescue and pilot preclinical cell therapy programs related to VistaGen's stem cell technology-based Human Clinical Trial in a Test Tube™ platform, its ability to enter into drug rescue collaborations, risks and uncertainties relating to the availability of substantial additional capital to support VistaGen's research, development and commercialization activities, and the success of its research, development, regulatory approval, marketing and distribution plans and strategies, including those plans and strategies related to AV-101 and any drug rescue variants identified and developed by VistaGen. These and other risks and uncertainties are identified and described in more detail in VistaGen's filings with the Securities and Exchange Commission (SEC). These filings are available on the SEC's website at www.sec.gov. VistaGen undertakes no obligation to publicly update or revise any forward-looking statements.

For More Information:

Shawn K. Singh, J.D.

Chief Executive Officer

VistaGen Therapeutics, Inc.

www.VistaGen.com

650-244-9990 x224

Investor.Relations@VistaGen.com

Mission Investor Relations

Atlanta, Georgia

http://www.MissionIR.com

404-941-8975

Investors@MissionIR.com